Exhibit 99.1

Contacts:	W. Benjamin Moreland, CFO
Jay Brown, VP Finance
Crown Castle International Corp.
713-570-3000

CROWN CASTLE INTERNATIONAL TO

RECOGNIZE CHARGE RELATED TO TENDERED

SENIOR NOTES IN THE FIRST QUARTER OF 2004

March 1, 2004 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) today announced it will recognize the loss related to the extinguishment of the tendered 9% and 9.5% Senior Notes (together “Senior Notes”) in the first quarter of 2004, which will decrease its previously reported fourth quarter and full year 2003 net loss. The changes have no effect on site rental and broadcast transmission revenue, total revenue, adjusted EBITDA, net cash from operating activities, free cash flow (defined as cash from operating activities less capital expenditures) and 2004 outlook reported on February 18, 2004.

The revision will move the recognition of a loss on the extinguishment of tendered Senior Notes from the fourth quarter of 2003 to the first quarter of 2004. On December 5, 2003, Crown Castle announced cash tender offers for its Senior Notes. The tender offers for these notes expired on January 6, 2004 and Crown Castle paid for these notes on January 7, 2004. In its February 18, 2004 press release reporting fourth quarter and full year 2003 results, Crown Castle reported a loss of $122.8 million for the extinguishment of certain debt and preferred securities in the fourth quarter, inclusive of $22.5 million related to the extinguishment of the Senior Notes that had been irrevocably tendered as of December 31, 2003. Crown Castle’s determination to record the loss of $22.5 million in the fourth quarter of 2003 was made in consultation and with the concurrence of KPMG LLP, its external auditor.

In conjunction with the preparation of Crown Castle’s Form 10-K, Crown Castle, together with KPMG LLP, determined that it is appropriate to recognize the loss of $22.5 million on the extinguishment of such tendered Senior Notes in the first quarter of 2004. The effect of recognizing the loss on the extinguishment of such tendered Senior Notes in the first quarter of 2004 will decrease the previously reported net loss by $22.5 million and the net loss per share by $0.10 per share in the fourth quarter of 2003. The Senior Notes tendered at December 31, 2003 remain classified as current maturities of long-term debt at year-end.

The revised net loss and net loss per share for fourth quarter and full year 2003 follows:

Net loss was $148.8 million for the fourth quarter of 2003, inclusive of $100.3 million in losses from the retirement of debt and preferred securities, compared to a net loss of $34.9 million for the same period in 2002, inclusive of $49.1 million of gains from the retirement of debt. Net loss after deduction of dividends on preferred stock was $158.8 million in the fourth quarter of 2003, inclusive of $100.3 million in losses from the retirement of debt and preferred securities, compared to a loss of $4.2 million for the same period last year, inclusive of $98.8 million in gains from the retirement of debt and preferred securities. Fourth quarter net loss per share was $(0.73) compared to a loss per share of $(0.02) in last year’s fourth quarter of 2002. Prior to July 1, 2003, gains and losses from purchases of our 12 3/4 % Senior Exchangeable Preferred Stock were presented as part of dividends on preferred stock in our consolidated statement of operations. Since that date, such gains and losses are presented as part of interest and other income (expense) due to the adoption of a new accounting standard for mandatorily redeemable financial instruments.

Net loss for full year 2003 was $398.4 million, inclusive of $137.8 million in losses from the retirement of debt and preferred securities, compared to a net loss of $272.5 million for the same period in 2002, inclusive of $79.1 million of gains from the retirement of debt. Net loss after deduction of dividends on preferred stock was $452.3 million for the full year 2003, inclusive of $137.5 million in losses from the retirement of debt and preferred securities, compared to a loss of $252.9 million for the same period last year, inclusive of $178.6 million in gains from the retirement of debt and preferred securities. Full year 2003 net loss per share was $(2.09) compared to a loss per share of $(1.16) for full year 2002.

Crown Castle’s outlook for first quarter and full year 2004 remains unchanged from the February 18, 2004 press release.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers and rooftop sites as well as analog and digital audio and television broadcast transmission systems. Crown Castle offers near-universal broadcast coverage in the United Kingdom and significant wireless communications coverage in the United States, United Kingdom and Australia. The company owns, operates and manages over 15,500 wireless communication sites internationally. For more information on Crown Castle visit: http://www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s current expectations. Such forward-looking statements include references to the Company’s previously provided outlook. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.

Non-GAAP Financial Measures:

This press release includes presentations of Free Cash Flow and Adjusted EBITDA, which are non-GAAP financial measures. Crown Castle defines Free Cash Flow as net cash provided by operating activities less capital expenditures (both amounts from the Consolidated Statement of Cash Flows). Crown Castle defines Adjusted EBITDA as net loss plus cumulative effect of change in accounting principle, minority interests, provision for income taxes, interest expense, amortization of deferred financing costs and dividends on preferred stock, interest and other income (expense), depreciation, amortization and accretion, non-cash general and administrative compensation charges, asset write-down charges and restructuring charges (credits). Free Cash Flow and Adjusted EBITDA are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Further, our measure of Free Cash Flow and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Free Cash Flow is presented as additional information because management believes it to be a useful indicator of our ability to execute our business strategy without reliance on additional borrowing or the use of our cash and liquid investments. Adjusted EBITDA is presented as additional information because management believes it to be a useful indicator of the current financial performance of our core businesses. In addition, Adjusted EBITDA is the measure of current financial performance generally used in our debt covenant calculations. The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. Our results under GAAP are set forth in the financial statements following this press release.

Reconciliations	of Non-GAAP Financial Measures to Comparable GAAP Financial Measures

Adjusted EBITDA is computed as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands of dollars)	2003	2002	2003	2002
Net loss	$(148,840)	$(34,902)	$(398,365)	$(272,521)
Cumulative effect of change in accounting principle	—	—	2,035	—
Minority interests	1,258	849	2,394	(2,498)
Provision for income taxes	(4,102)	6,832	7,518	12,276
Interest expense, amortization of deferred financing costs and dividends on preferred stock	73,645	71,736	289,647	302,570
Interest and other income (expense)	101,605	(48,089)	148,474	(66,418)
Depreciation, amortization and accretion	82,893	76,761	324,152	301,928
Non-cash general and administrative compensation charges	84	1,358	20,654	5,349
Asset write-down charges	6,800	8,550	14,317	55,796
Restructuring charges (credits)	—	10,538	1,291	17,147

Adjusted EBITDA	$113,343	$93,633	$412,117	$353,629

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER FINANCIAL DATA (in thousands, except per share data)	Page 4 of 6

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Net revenues:
Site rental and broadcast transmission	$213,971	$179,280	$786,788	$677,839
Network services and other	39,875	48,681	143,560	223,694

Total net revenues	253,846	227,961	930,348	901,533

Costs of operations:
Site rental and broadcast transmission	83,425	71,421	307,511	270,024
Network services and other	30,089	39,215	110,268	176,175

Total costs of operations	113,514	110,636	417,779	446,199

General and administrative	25,002	22,241	94,888	94,222
Corporate development	1,987	1,451	5,564	7,483
Restructuring charges	—	10,538	1,291	17,147
Asset write-down charges	6,800	8,550	14,317	55,796
Non-cash general and administrative compensation charges	84	1,358	20,654	5,349
Depreciation, amortization and accretion	82,893	76,761	324,152	301,928

Operating income (loss)	23,566	(3,574)	51,703	(26,591)
Interest and other income (expense)	(101,605)	48,089	(148,474)	66,418
Interest expense, amortization of deferred financing costs and dividends on preferred stock	(73,645)	(71,736)	(289,647)	(302,570)

Loss before income taxes, minority interests and cumulative effect of change in accounting principle	(151,684)	(27,221)	(386,418)	(262,743)
Provision for income taxes	4,102	(6,832)	(7,518)	(12,276)
Minority interests	(1,258)	(849)	(2,394)	2,498

Loss before cumulative effect of change in accounting principle	(148,840)	(34,902)	(396,330)	(272,521)
Cumulative effect of change in accounting principle for asset retirement obligations, net of related tax benefit of $636	—	—	(2,035)	—

Net loss	(148,840)	(34,902)	(398,365)	(272,521)
Dividends on preferred stock, net of gains (losses) on purchases of preferred stock	(9,997)	30,672	(53,945)	19,638

Net loss after deduction of dividends on preferred stock, net of gains (losses) on purchases of preferred stock	$(158,837)	$(4,230)	$(452,310)	$(252,883)

Per common share – basic and diluted:
Loss before cumulative effect of change in accounting principle	$(0.73)	$(0.02)	$(2.08)	$(1.16)
Cumulative effect of change in accounting principle	—	—	(0.01)	—

Net loss	$(0.73)	$(0.02)	$(2.09)	$(1.16)

Common shares outstanding – basic and diluted	218,241	215,138	216,947	218,028

Adjusted EBITDA (before restructuring and asset write-down charges):
Site rental and broadcast transmission	$121,737	$101,009	$447,099	$374,491
Network services and other (before corporate development expenses)	(6,407)	(5,925)	(29,418)	(13,379)

Adjusted EBITDA before corporate development expenses	115,330	95,084	417,681	361,112
Corporate development	(1,987)	(1,451)	(5,564)	(7,483)

Total Adjusted EBITDA	$113,343	$93,633	$412,117	$353,629

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (in thousands)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$462,427	$516,172
Receivables, net of allowance for doubtful accounts	82,053	135,864
Short-term investments	—	115,697
Inventories	15,542	45,616
Prepaid expenses and other current assets	81,738	53,732

Total current assets	641,760	867,081
Property and equipment, net of accumulated depreciation	4,741,945	4,828,033
Goodwill	1,206,713	1,067,041
Deferred financing costs and other assets, net of accumulated amortization	147,173	130,446

	$6,737,591	$6,892,601

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,749	$63,852
Accrued interest	49,063	59,811
Accrued compensation and related benefits	19,117	14,661
Deferred rental revenues and other accrued liabilities	267,459	208,195
Long-term debt, current maturities	267,142	14,250

Total current liabilities	643,530	360,769
Long-term debt, less current maturities	3,182,850	3,212,710
Other liabilities	211,763	183,227

Total liabilities	4,038,143	3,756,706

Minority interests	208,333	171,383
Redeemable preferred stock	506,702	756,014
Stockholders’ equity	1,984,413	2,208,498

	$6,737,591	$6,892,601

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (in thousands)

	Three Months Ended December 31,
	2003	2002
Cash flows from operating activities:
Net loss	$(148,840)	$(34,902)
Adjustments to reconcile net loss to net cash provided by operating activities:
(Gains) losses on purchases and redemption of long-term debt	97,170	(49,140)
Depreciation, amortization and accretion	82,893	76,761
Amortization of deferred financing costs, discounts on long-term debt and dividends on preferred stock	17,633	19,708
Asset write-down charges	6,800	8,550
Losses on purchases and redemptions of preferred stock	3,085	—
Minority interests	1,258	849
Equity in losses (earnings) and write-downs of unconsolidated affiliates	1,010	1,398
Non-cash general and administrative compensation charges	84	1,358
Changes in assets and liabilities:
Increase in deferred rental revenues and other liabilities	39,241	8,316
Increase in accrued interest	15,377	27,277
Decrease in receivables	12,880	39,959
Decrease in accounts payable	(8,856)	(13,350)
(Increase) decrease in inventories, prepaid expenses and other assets	(3,750)	39,775

Net cash provided by operating activities	115,985	126,559

Cash flows from investing activities:
Proceeds from disposition of property and equipment	1,828	7,845
Capital expenditures	(23,697)	(39,983)
Investments in affiliates and other	(63)	2,647
Maturities of investments	—	29,500
Purchases of investments	—	(36,893)
Acquisition of assets	—	(3,252)

Net cash used for investing activities	(21,932)	(40,136)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,302,000	—
Proceeds from issuance of capital stock	3,460	123
Purchases and redemptions of long-term debt	(913,171)	(97,520)
Principal payments on long-term debt	(102,750)	(30,910)
Net borrowings (payments) under revolving credit agreements	(94,948)	—
Purchases and redemption of capital stock	(62,266)	(49,017)
Incurrence of financing costs	(22,093)	(2,673)

Net cash provided by (used for) financing activities	110,232	(179,997)

Effect of exchange rate changes on cash	2,470	4,427

Net increase (decrease) in cash and cash equivalents	206,755	(89,147)
Cash and cash equivalents at beginning of period	255,672	605,319

Cash and cash equivalents at end of period	$462,427	$516,172

Supplemental disclosure of cash flow information:
Interest paid	$35,946	$23,733
Income taxes paid	138	109